Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 14, 2018 relating to the consolidated financial statements of PAVmed Inc. and Subsidiary (the “Company”), which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017 , and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern .

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
April 20 , 2018